AGREEMENT

THIS IS AN IMPORTANT LEGAL DOCUMENT. YOU SHOULD READ IT CAREFULLY, AND REVIEW IT WITH ANY LAWYER OF YOUR CHOOSING BEFORE YOU SIGN IT.

This Agreement (Agreement) is made and entered by and among Thomas A. Joseph (Joseph) and The Cincinnati Insurance Company, an Ohio corporation and those affiliates of CIC, which are signatories hereto (collectively CIC). In consideration of the mutual promises contained in this Agreement, CIC and Joseph agree as follows:

1.	CIC agrees to:

a)	Pay all compensation earned by Joseph through September 24, 2012 (the Separation Date), including payment for all accrued and unused vacation time through the Separation Date;

b)	Pay severance in an amount equivalent to 25 months of salary ($1,188,010.00), less all required tax withholdings, payable in 50 installments, with the first payment in the amount of $68,538.00 to be paid on November 2, 2012 and the remaining installments in the amount of $22,846.35 each to be paid in accordance with the company’s regular bi-weekly pay schedule beginning on November 16, 2012, with the final installment to be paid on September 19, 2014;

c)	Pay, on or before March 15, 2013, a lump sum in an amount equivalent to annual incentive compensation that Joseph would have received, if any, pursuant to the annual incentive compensation award agreement, dated February 17, 2012, had Joseph remained employed, except that such amount will be pro-rated for the number of weeks that Joseph was actually employed by CIC in 2012;

d)	For purposes of any and all outstanding grants of stock-based compensation, as of the date this Agreement becomes effective, CIC shall consider Joseph to have been in the continuous employment of the company for 35 years, intending said grants of stock-based compensation to operate according to their terms as if Joseph’s termination of employment occurs due to normal retirement or retirement after 35 years of continuous service. Therefore:

i)	The vesting of outstanding service-based restricted stock units (RSUs) is accelerated, and the shares underlying any RSU grants will be issued to Joseph, net of shares withheld for taxes, as soon as practicable after this Agreement becomes effective;
ii)	The vesting of outstanding performance-based restricted stock units (PSUs) remain conditioned upon CIC’s achievement of specified performance-based objectives specified in each PSU grant agreement, and the shares underlying any and all PSU grants, if any, based upon the level of CIC’s achievement of the specified performance objectives, will be issued to Joseph, net of shares withheld for taxes, at the timing specified in the PSU grant agreement;

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iii)	The vesting of outstanding non-qualified stock options (Options) is accelerated and the period of time during which such Options may be exercised is extended to the earlier of 5 years after the date this Agreement becomes effective or the expiration of an option agreement;

e)	CIC acknowledges that Joseph is fully vested in his accounts under the CFC Savings Plan (the 401k Plan). The full amount of Joseph’s accounts (including earnings therein) under the 401k Plan shall be paid to Joseph in accordance with the terms of the 401k Plan. In addition, the full amount of Joseph’s balance under CFC’s Top Hat Plan shall be paid to Joseph in accordance with the terms of the Top Hat Plan;

f)	Transfer ownership and title of the company car currently assigned to Joseph within 30 days of the date this Agreement becomes effective. CIC agrees to be responsible for payment of all taxes and fees associated with the transfer;

g)	Respond to any and all written requests for references sent to its Human Resources Department by stating only: the dates of Joseph’s employment; the position(s) held by him and that Joseph resigned his positions from CIC and accepted a separation offer enabling his early retirement, all in connection with certain corporate restructuring;

h)	Refrain from contesting any claim for unemployment compensation benefits that may be filed along with its promise to report the amount of payment provided herein;

i)	Refrain from cancelling any coverage for Joseph under any director and officer liability insurance policy otherwise maintained by CIC with respect to current or former officers and directors and shall not discriminate against Joseph vis-à-vis other officers and former officers in any purchase or renewal of any such policy or any purchase of an extended reporting period under a policy that is not renewed;

j)	Waive, release, and hold Joseph harmless from any claims, suits or liabilities arising from or by reason of his employment with CIC or otherwise up to and including the Separation Date. CIC shall not sue Joseph with respect to any such matters, including, but not limited to, any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, personal tort, negligence, slander, defamation, invasion of privacy, false light, false imprisonment, trespass, breach of fiduciary duty, intentional interference, intentional or negligent infliction of emotional distress, intrusion, loss of consortium, punitive damages, and claims that CIC has, may have or that may have arisen up to and including the Separation Date;

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k)	Separately provide a description of Joseph’s rights under COBRA along with an explanation of the status, continuation or termination of other benefits plans.

2.	Joseph agrees:

a)	To resign from all of his positions as an officer or director of CIC;

b)	To release CIC from all claims he ever had or might now have against CIC arising out of or relating in any way to his employment with CIC or to the termination of that employment. This release applies to all claims, whether or not he is or ever was aware that they existed. The claims he is releasing specifically include, but are not limited to, any claims he might have under any federal, state or local law concerning discrimination on the basis of age, sex, race, color, religion, national origin, sexual orientation, marital or veteran status, handicap, disability, or the like, or retaliation or harassment under any such laws. This release further specifically includes any and all claims which could be asserted under Ohio Revised Code Chapter 4112, the Ohio Whistleblower’s Statute, Ohio Revised Code Chapter 4113.52, et seq., the laws of any state or district, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act (“ERISA”), the Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act, the Rehabilitation Act, and the Family and Medical Leave Act. Additionally, Joseph agrees to release CIC from any claims for breach of contract, wrongful discharge, emotional distress, defamation, invasion of privacy, false light, harassment, and any claims under federal, state or local law governing salary, wages, benefits or other compensation, except that this release shall not affect any rights of Joseph for benefits payable under any Social Security, worker’s compensation or unemployment laws. Joseph further understands that this release includes, without limitation, any and all claims for damages, whether equitable, compensatory, liquidated, punitive or in the form of attorney fees, expenses or costs. Notwithstanding the foregoing, nothing herein shall release CIC from any claim that cannot be waived as a matter of law or from any claim based on (i) Joseph’s vested benefits under the employee benefit plans of Cincinnati Financial Corporation or (ii) Joseph’s eligibility for indemnification in accordance with applicable laws or the Articles of Incorporation or Code of Regulations of Cincinnati Financial Corporation (or any affiliate or subsidiary), if any;

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c)	To refrain from initiating, pursuing or voluntarily assisting in the prosecution of any lawsuit, charge, arbitration or other legal proceeding against CIC on account of any act, omission or event occurring on or before the Separation Date. Joseph also represents that he has not filed or initiated any such legal proceeding against CIC and he acknowledges that CIC is relying on such representation in entering into this Agreement with him. Nothing herein shall preclude or prohibit Joseph from giving truthful testimony under oath in response to a subpoena or court order compelling his testimony for any legal, regulatory or administrative proceeding;

d)	That for a period of 24 months following the Separation Date (the Noncompetition Period), he will not, directly or indirectly, engage in the property and casualty insurance business as conducted by CIC as of the date of this Agreement in any of the 39 states in which CIC conducts its property and casualty insurance business. However, except as provided in the next sentence, the foregoing shall not prohibit Joseph from engaging in the reinsurance business through employment or consulting services by or for a reinsurance company or a reinsurance broker during the Noncompetition Period. If Joseph becomes engaged in the reinsurance business, and thereafter during the Noncompetition Period, such reinsurance company or broker also becomes engaged in the primary property and casualty insurance business, Joseph shall be prohibited from engaging in such primary property and casualty insurance business during the Noncompetition Period;

e)	That he will not make or cause to be made, publicly or privately, orally or in writing, any utterance, remark, statement or act which suggests or implies that CIC or any of its officers, directors or employees, participated in, acquiesced in or affirmed any wrongful, illegal or unethical conduct in connection with anything that happened on or before the Separation Date. Joseph also agrees that, at any time after the Separation Date, he will not make any statements or remarks about CIC or any of its officers, directors or employees, whether he regards them to be true or not, which could have the effect of causing any creditors, investors, customers, agents, insureds, employees or any other person to question the financial condition, integrity or quality of operations of CIC or its management. Joseph further agrees that any utterance, remark, statement or act described above that is made by his spouse shall be deemed to have been made by him for the purpose of this Paragraph. Notwithstanding the foregoing, nothing herein shall preclude or prohibit Joseph from giving truthful testimony under oath in response to a subpoena or court order compelling his testimony for any legal, regulatory or administrative proceeding. Joseph further understands and agrees that, if he breaches any of the provisions contained in this Paragraph, he shall pay to CIC, as liquidated damages, ten thousand dollars ($10,000.00) for each breach. Nothing in this Paragraph is intended to limit CIC’s right to obtain injunctive or any other relief it believes is appropriate. This is a material provision of this Agreement;

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f)	That he has had access to, learned and been provided with confidential and proprietary information and trade secrets of CIC (Confidential or Proprietary Information), all of which are the valuable property of CIC. Joseph agrees that he will not, at any time in the future, disclose or use for his own benefit or for the benefit of any other person, any Confidential or Proprietary Information relating to CIC or to any of its customers, agents, insureds, claimants, or employees. Confidential or Proprietary Information means (a) information not generally known to the public, (b) which was disclosed to or known by Joseph as a consequence of, or through, his employment with CIC, (c) concerning the finances, governance, business plans, contracts, processes, organization, operational methods, technologies and systems owned or used by CIC, the disclosure of which might be of assistance to competitors of CIC or which might damage the reputation, business relationships and/or goodwill of CIC; provided, however, that Confidential or Proprietary Information shall not include information that is now or later becomes part of the public domain. Joseph also agrees that he will not keep or take with him any writing or thing that constitutes or describes or contains any such Confidential or Proprietary Information. This is a material provision of this Agreement;

g)	To return, or will return upon signing this Agreement, all property of CIC in his possession, including but not limited to, keys, access cards, data storage devices, documents, directories, manuals, equipment, company credit cards and checks as well as all passwords and codes he has used on any computer that is the property of CIC;

h)	That he has been issued a company credit card in the joint names of CIC and Joseph in connection with his employment with CIC (the “Company Credit Card”). Joseph shall pay, within thirty (30) days of his receipt of a statement therefor, any and all charges incurred by him for personal purposes on the Company Credit Card, and CIC shall promptly pay the remaining charges incurred on the Company Credit Card. Upon full payment of the outstanding balance, the parties agree to promptly cancel the Company Credit Card or to remove Joseph’s name from the account;

i)	That he will not directly or indirectly solicit, induce or otherwise encourage any associate of CIC to leave the employment of CIC for a period of twenty-four (24) months after the Separation Date;

j)	To cooperate with CIC to the fullest extent of his ability and, (if asked by CIC to do so) with any attorney and any expert CIC may designate, in the investigation, defense and resolution of any threatened or asserted litigation, claims, potential claims and investigation initiated against or involving CIC, including without limitation, truthfully testifying on its behalf or (at its request) on their behalf in connection with any such investigation or proceeding. Joseph agrees to provide such time and services as may reasonably be required hereunder without additional remuneration during that period for which CIC is paying him severance pay described in Paragraph 1 above. Thereafter, should CIC require his service, CIC will pay Joseph a mutually negotiated fee for his time and services pursuant to this Paragraph. Additionally, CIC will reimburse Joseph for any reasonable expenses he actually incurs in providing authorized services to CIC pursuant to this Paragraph at any time, provided that Joseph submits itemized accounts of such expenses and original receipts as CIC may reasonably require;

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k)	That if he files a lawsuit against CIC asserting any claims expressly released by him in this Agreement, engages in the property and casualty insurance business during the Noncompetition Period, communicates disparaging information about CIC, uses or discloses any Confidential or Proprietary Information of CIC, encourages an associate of CIC to leave the employment of CIC or otherwise breaches this Agreement, CIC, in addition to and not instead of any other available legal or equitable remedies, will have the right to immediately discontinue all further payments described in Paragraph 1 of this Agreement and Joseph will immediately return all payments previously received from CIC pursuant to this Agreement;

l)	That the terms of this Agreement have been explained to him, that he has had adequate opportunity to consult with an advisor of his choosing, that he voluntarily has decided to give up all rights to make any claims, or maintain any lawsuit, against CIC, and that he intends to be legally bound;

m)	That he has twenty-one (21) days from the day he received this Agreement to decide whether he wants to sign it. Joseph may sign it in less than 21 days if he wishes;

n)	That he has seven (7) days from the date he signs this Agreement within which to change his mind and revoke his signature. The date under his signature will mark the beginning of the seven-day revocation period. To revoke his written notice, he must notify CIC in writing of such revocation within seven days to Brian Wood in the Human Resources Department of CIC. The words, “I revoke my signature on the Agreement” are adequate notice of revocation. The obligations set forth in Paragraph 1 of this Agreement will not be effective until those seven days have expired;

3.	The parties intend that the various applicable provisions of this Agreement either are exempt from Section 409A of the Internal Revenue Code of 1986, as amended, or satisfy the requirements of Section 409A. The parties agree that this Agreement shall be interpreted accordingly. Joseph agrees that he shall be responsible for all taxes associated with benefits provided hereunder, including any tax, interest and/or penalty resulting from non-compliance with Section 409A of the Code. CIC does not guarantee any particular tax consequences.

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4.	Other than as described in this Agreement, there are no promises, assurances or representations made by either CIC or Joseph concerning the subject of this Agreement. The terms of this Agreement fully supersede any and all prior and contemporaneous understandings and agreements between Joseph and CIC with respect to the terms of this Agreement, which are replaced by and merged into this Agreement. The terms of this Agreement may not be changed except in a written document signed by both Joseph and CIC’s Chief Executive Officer or other authorized representative.

JOSEPH UNDERSTANDS THAT BY SIGNING THIS AGREEMENT AND ACCEPTING THE TERMS DESCRIBED HEREIN, HE IS FOREVER GIVING UP THE RIGHT TO SUE CIC FOR ANY CLAIMS OF ANY KIND HE MIGHT HAVE AGAINST CIC THAT ARE EXPRESSLY RELEASED BY JOSEPH HEREIN BASED ON ANY EVENTS THAT HAVE OCCURRED UP TO AND INCLUDING THE DATE THIS AGREEMENT BECOMES EFFECTIVE.

THE CINCINNATI INSURANCE COMPANY

CINCINNATI FINANCIAL CORPORATION

THE CINCINNATI CASUALTY COMPANY

THE CINCINNATI INDEMNITY COMPANY

THE CINCINNATI SPECIALTY UNDERWRITERS INSURANCE COMPANY

THE CINCINNATI LIFE INSURANCE COMPANY

CFC INVESTMENT COMPANY

CSU PRODUCER RESOURCES INC.

October 19, 2012 Date Offered	/s/ Steven J. Johnston By: Steven J. Johnston Their: Chief Executive Officer
October 19, 2012 Date Accepted	/s/ Thomas A. Joseph Thomas A. Joseph

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